EXHIBIT 10.9
Safeguard Scientifics, Inc., a Pennsylvania corporation (the “Company”), hereby grants to the grantee named below (“Grantee”) an option (this “Option”) to purchase the total number of shares shown below of Common Stock of the Company (the “Shares”) at the exercise price per share set forth below, subject to all of the terms and conditions on the reverse side of this Stock Option Grant Certificate and the 2004 Equity Compensation Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth on the reverse side hereof and the terms and conditions of the Plan are incorporated herein by reference. This Stock Option Grant Certificate shall constitute the “Agreement” for this Option as such term is used in the Plan.

Grant Date:	December 15, 2006

Stock Option	Nonqualified

Shares Subject to Option:	150,000

Exercise Price Per Share:	$2.335

Term of Option:	8 years
Shares subject to issuance under this Option will vest and become exercisable in accordance with the provisions of the Agreement between Grantee and the Company dated as of December 15, 2006 (“Consulting Agreement”) as follows, provided that in no event shall the number of stock options that may vest exceed 150,000:
(i) Upon the timely and complete filing of the Company’s Form 10-K for the year ending December 31, 2006 (“Form 10-K”) with the SEC during the term of the Consulting Agreement, the product of (x) 15,000 times (y) the number of completed calendar months elapsed from December 15, 2006 through the date of such filing;
(ii) Following the timely and complete filing of the Form 10-K, an additional 15,000 stock options shall vest on the first date of each calendar month beginning after such filing, provided that Grantee continues to provide services under the Consulting Agreement on each such date; and
(iii) Upon the satisfactory completion of Grantee’s services relating to the transition of his duties and responsibilities to his successor, as determined by the Company’s Chief Executive Officer in his sole discretion, or upon Grantee’s appointment as the Company’s Chief Financial Officer (and the removal of the term “Acting” from his titles), all stock options that have not previously vested and become exercisable shall become fully vested and exercisable.
The Company shall have the right, without the consent of Grantee, to amend the terms of this Stock Option Grant Certificate to the extent necessary or appropriate, as determined by the Company in its sole discretion, to conform to Section 409A of the Internal Revenue Code of 1986, as amended.
Grantee hereby acknowledges receipt of a copy of the Plan, represents that Grantee has read the Plan and understands the terms and provisions of the Plan, and accepts this Option subject to all the terms and conditions of the Plan and this Stock Option Grant Certificate. Grantee acknowledges that the grant and exercise of this Option, and the sale of Shares obtained through the exercise of this Option, may have tax implications that could result in adverse tax consequences to the Grantee and that Grantee is not relying on the Company for any tax, financial or legal advice and will consult a tax adviser prior to such exercise or disposition.
This Option is designated a nonqualified stock option. It is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
In witness whereof, this Stock Option Grant Certificate has been executed by the Company by a duly authorized officer as of the date specified hereon.
Safeguard Scientifics, Inc.

/s/ Peter J. Boni Peter J. Boni, President and Chief Executive Officer

/s/ Stephen Zarrilli

Stephen Zarrilli

1. Option Expiration. All stock options that vest pursuant to this Agreement shall continue to be exercisable, subject to the terms and conditions of the Plan and this Agreement, until the earlier of (a) the eighth anniversary of the grant date and (b) the third anniversary of the cessation or termination of Grantee’s services as the Company’s Acting Chief Financial Officer or Chief Financial Officer. Any portion of the Option that is not vested at the time the Grantee ceases to provide services to the Company under the Consulting Agreement shall immediately terminate.
2. Exercise Procedures.
     (a)Subject to the provisions of this Stock Option Grant Certificate and the Plan, the Grantee may exercise part or all of the vested Option by giving the Company written notice of intent to exercise in the manner provided in Paragraph 11 below, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) by delivering Shares of the Company (duly endorsed for transfer or accompanied by stock powers signed in blank) which shall be valued at their fair market value on the date of delivery, or (iii) by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.
     (b)The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate. All obligations of the Company under this Stock Option Grant Certificate shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect to satisfy any income tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum marginal tax rate for federal (including FICA), state and local tax liabilities.
3. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Option, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.
4. Restrictions on Exercise. Only the Grantee may exercise the Option during the Grantee’s lifetime. After the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Stock Option Grant Certificate. Notwithstanding the foregoing, the Committee may provide, at or after grant, that a Grantee may transfer nonqualified stock options pursuant to a domestic relations order or to family members or other persons or entities on such terms as the Committee may determine.
5. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) capital or other changes of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
6. No Employment Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Company to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any formal employee manual or handbook) shall be construed to modify this Grant Letter or to create express or implied obligations to the Grantee of any nature.
7. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option until certificates for Shares have been issued upon the exercise of the Option.
8. No Disclosure. The Grantee acknowledges that the Company has no duty to disclose to the Grantee any material information regarding the business of the Company or affecting the value of the Shares before or at the time of a termination of the Grantee’s employment, including without limitation any plans regarding a public offering or merger involving the Company.
9. Assignment and Transfers. The rights and interests of the Grantee under this Stock Option Grant Certificate may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Stock Option Grant Certificate, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Stock Option Grant Certificate may be assigned by the Company without the Grantee’s consent.
10. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and determined in accordance with the laws of the Commonwealth of Pennsylvania.
11. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer at the Company’s headquarters and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.